SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant     |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:
| |  Preliminary Proxy Statement   | |  Confidential, For Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                              CARVER BANCORP, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate Box):
|X|  No fee required.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.
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          2)   Aggregate number of securities to which transaction applies:
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          4)   Proposed maximum aggregate value of transaction:
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| |  Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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          1)   Amount Previously Paid:
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          3)   Filing Party:
          4)   Date Filed:

                        [CARVER BANCORP, INC. LETTERHEAD]



                                                August 12, 2003

Dear Stockholder:

         You are cordially invited to attend the annual meeting of stockholders of Carver Bancorp, Inc. ("Carver"), the holding company for Carver Federal Savings Bank, which will be held on Monday, September 22, 2003 at 10:00 a.m., at The Studio Museum in Harlem, 144 West 125th Street (between Lenox and Seventh Avenues), New York, New York (the "Annual Meeting"). We invite you to join members of our management team for an informal social period from 9:00 to 9:45 a.m.

         With this letter, we are including the Notice of Annual Meeting of Stockholders, the proxy statement, the proxy card and the 2003 Annual Report. The attached Notice of Annual Meeting of Stockholders and proxy statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of Carver, as well as representatives of KPMG LLP, the accounting firm appointed by the Finance and Audit Committee of the Board of Directors to be Carver's independent auditors for the fiscal year ending March 31, 2004, will attend the Annual Meeting. In addition, management will report on the operations and activities of Carver, and there will be an opportunity for you to ask questions about Carver's business.

         THE BOARD OF DIRECTORS OF CARVER RECOMMENDS A VOTE "FOR" CARVER'S NOMINEES FOR ELECTION AS DIRECTOR IN PROPOSAL ONE, "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2004 IN PROPOSAL TWO AND "FOR" THE AMENDMENT TO THE CARVER BANCORP, INC. MANAGEMENT RECOGNITION PLAN IN PROPOSAL THREE.

         You may vote over the Internet or by telephone, as well as by using the traditional proxy card. See the proxy card or page 2 of the attached proxy statement for instructions on these methods of voting.

         The Board of Directors, management and employees of Carver thank you for your ongoing support and continued interest in Carver. We hope that you will join us at the Annual Meeting.

                                         Sincerely yours,


                                         /s/ Deborah C. Wright
                                         -------------------------------------
                                         Deborah C. Wright
                                         President and Chief Executive Officer


YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. BY DOING SO, YOU MAY SAVE CARVER THE EXPENSE OF ADDITIONAL SOLICITATION.

                              CARVER BANCORP, INC.
                              75 WEST 125TH STREET
                          NEW YORK, NEW YORK 10027-4512

          ------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2003
          ------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Carver Bancorp, Inc. ("Carver") for the fiscal year ended March 31, 2003 will be held on Monday, September 22, 2003 at 10:00 a.m., at The Studio Museum in Harlem, 144 West 125th Street (between Lenox and Seventh Avenues), New York, New York (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

         1. To elect two directors, each to serve for a three-year term expiring at the annual meeting of stockholders for the fiscal year ending March 31, 2006 and until their respective successors have been elected and qualified;

         2. To ratify the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2004; and

         3. To consider and approve an amendment to the Carver Bancorp, Inc. Management Recognition Plan.

         If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment. As of the date of the proxy statement, Carver's management is not aware of any other such business.

         The Board of Directors has fixed August 5, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of Carver as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at Carver Federal Savings Bank, 75 West 125th Street, New York, New York, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

         PLEASE PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                            By Order of the Board of Directors,




                            /s/ Linda J. Dunn
                            ----------------------------------------------------
                            Linda J. Dunn
                            Senior Vice President, General Counsel and Secretary

August 12, 2003

                              CARVER BANCORP, INC.
                              75 WEST 125TH STREET
                          NEW YORK, NEW YORK 10027-4512


                -----------------------------------------------
                                 PROXY STATEMENT
                -----------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 22, 2003



               =================================================
                               GENERAL INFORMATION
               =================================================


GENERAL

         This proxy statement and accompanying proxy card are being furnished to stockholders of Carver Bancorp, Inc. ("Carver") in connection with the solicitation of proxies by the Board of Directors of Carver to be used at the annual meeting of stockholders for the fiscal year ended March 31, 2003 ("fiscal 2003") to be held on September 22, 2003 at 10:00 a.m., at The Studio Museum in Harlem, 144 West 125th Street, New York, New York, and at any adjournment or postponement thereof (the "Annual Meeting"). The accompanying Notice of Annual Meeting and proxy card, and this proxy statement, are first being mailed to stockholders on or about August 12, 2003.

         Carver, a Delaware corporation, operates as a savings and loan holding company for Carver Federal Savings Bank. In this proxy statement, we refer to Carver Bancorp, Inc. as "Carver" or the "Company" and Carver Federal Savings Bank as "Carver Federal" or the "Bank."

WHO CAN VOTE

         The Board of Directors of Carver has fixed the close of business on August 5, 2003 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. As of the close of business on May 31, 2003, the outstanding voting stock of Carver consisted of 2,286,133 shares of common stock, par value $.01 per share (the "Common Stock"), 40,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), and 60,000 shares of Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"). We refer to the Common Stock, Series A Preferred Stock and Series B Preferred Stock individually or collectively as "Voting Stock." The holders of record of a majority of the total number of votes eligible to be cast in the election of directors, represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

HOW MANY VOTES YOU HAVE

         Each holder of shares of Common Stock outstanding on August 5, 2003 will be entitled to one vote for each share held of record (other than Excess Shares, as defined below) upon each matter properly submitted at the Annual Meeting.

         Each holder of Series A Preferred Stock outstanding on August 5, 2003 is entitled to 2.08333 votes per share on each matter properly submitted at the Annual Meeting. Each holder of Series B Preferred Stock outstanding on August 5, 2003 is entitled to 2.08333 votes per share on each matter properly submitted at the Annual Meeting. The Common Stock, Series A Preferred Stock and Series B

Preferred Stock will vote together as a single class on all matters to be voted on at the Annual Meeting. As provided in Carver's Certificate of Incorporation, record holders of Voting Stock who beneficially own in excess of 10% of the outstanding shares of Voting Stock ("Excess Shares") shall be entitled to cast only one one-hundredth of one vote per share for each Excess Share. In addition, as provided in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, record holders of Series A Preferred Stock entitled to vote shall not be entitled to a number of votes greater than 4.99% of the outstanding shares of Common Stock (assuming full conversion of the Series A Preferred Stock) in the consideration of any matter submitted for a vote of holders of Common Stock.

         A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Carver's Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation and Bylaws governing Excess Shares and to determine on the basis of information known to it after reasonable inquiry of all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation: (1) the number of shares of Voting Stock beneficially owned by any person or purported owner; (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner; and (3) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Voting Stock.

HOW YOU CAN VOTE

         If you are a stockholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

                  VOTE BY INTERNET, by going to the web address http://www.proxyvoting.com/cny and following the instructions for Internet voting shown on the enclosed proxy card.

                  VOTE BY PHONE, by dialing 1-800-730-7859 and following the instructions for telephone voting shown on the enclosed proxy card.

                  VOTE BY PROXY CARD, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided.

         If you vote by telephone or Internet, please do not mail your proxy card.

         If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See "Proposal One- Election of Directors." For Proposal Two-Ratification of Appointment of Independent Auditors, you may vote "FOR", "AGAINST" or "ABSTAIN" from voting and for Proposal Three-Approval of the Amendment to the Carver Bancorp, Inc. Management Recognition Plan, you may vote "FOR", "AGAINST" or "ABSTAIN" from voting.

         IF YOU SEND IN YOUR PROXY CARD OR USE INTERNET OR TELEPHONE VOTING, BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE NAMED PROXIES WILL VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTOR ("PROPOSAL ONE"), "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR CARVER FOR THE FISCAL YEAR ENDING MARCH 31, 2004 ("PROPOSAL TWO") AND "FOR" THE AMENDMENT TO THE CARVER BANCORP, INC. MANAGEMENT RECOGNITION PLAN ("PROPOSAL THREE").

         If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote personally at the Annual Meeting. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

VOTES REQUIRED

         PROPOSAL ONE. Directors are elected by a plurality of votes cast in person or by proxy at the Annual Meeting. The two nominees receiving the highest number of votes cast in person or by proxy at the Annual Meeting will be elected to the Board of Directors. As such, if you do not vote for a nominee, your vote will not count "for" or "against" the nominee. If you "withhold" authority for any nominee, your vote will not count "for" or "against" the nominee, unless you properly submit a new proxy card or vote at the Annual Meeting. You may not vote your shares cumulatively for the election of directors.

         If your shares are held in "street name," your broker may vote your shares without receiving instructions from you. Shares that are not voted by a broker are called "broker non-votes." Shares underlying broker non-votes will have no effect on the election of directors.

         PROPOSAL TWO. The ratification of the appointment of KPMG LLP as Carver's independent auditors requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. So, if you "abstain" from voting on this proposal, it has the same effect as if you voted "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal.

         PROPOSAL THREE. The approval of the amendment of the Carver Bancorp, Inc. Management Recognition Plan (the "MRP") requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Voting Stock present, in person or by proxy, and entitled to vote at the Annual Meeting. So, if you "abstain" from voting on this proposal, it has the same effect as if you voted "against" the proposal. Broker non-votes will have no effect on the outcome of this proposal.

         Management is not aware of any matters other than those set forth in the Notice of Annual Meeting of Stockholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment.

REVOCABILITY OF PROXIES

         If you are a stockholder whose shares are registered in your name, you may revoke your grant of a proxy at any time before it is voted by:

         o    filing a written revocation of the proxy with Carver's Secretary;

         o submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions, (2) following the telephone voting instructions, or
              (3) completing, signing, dating and returning a proxy card to the Company; or

         o    attending and voting in person at the Annual Meeting.

         If you are a stockholder whose shares are not registered in your name, you may revoke your proxy by contacting your bank or broker for revocation instructions.

         We are soliciting proxies only for the Annual Meeting. If you grant us a proxy to vote your shares, the proxy will be exercised only at the Annual Meeting.

DISSENTERS' RIGHT OF APPRAISAL

         Pursuant to Delaware corporation law, the actions contemplated to be taken at the Annual Meeting do not create appraisal or dissenters' rights.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         If the proposed amendment to the MRP is approved by stockholders, it is anticipated that executive officers will be granted shares under such plan. See "Proposal Three--Approval of the Amendment to the Carver Bancorp, Inc. Management Recognition Plan." Other than under such plan and other than for the election of directors, no current or nominated director or executive officer, nor any of their associates, has any direct or indirect interest in any matter to be acted upon at the Annual Meeting.

SOLICITATION OF PROXIES

         This proxy is being solicited by the Board of Directors of Carver. In addition to solicitation by mail, certain directors, officers and employees of Carver may solicit proxies for the Annual Meeting from Carver stockholders personally or by telephone or telegram without additional remuneration therefor. Carver will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.

         Carver has retained the proxy solicitation firm of Morrow & Company, Inc. ("Morrow") to assist in the solicitation of proxies. Pursuant to Carver's agreement with Morrow, Morrow will provide various proxy advisory and solicitation services for Carver at an anticipated cost of $5,000 plus reasonable out-of-pocket expenses. Carver will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to Carver stockholders.



                   ==========================================
                              CORPORATE GOVERNANCE
                   ==========================================


GENERAL PRINCIPLES

         The Board of Directors of the Company is committed to strong and effective corporate governance measures. The Board has developed, and continues to review, policies and practices covering the operation of the Board and its committees, including their composition and responsibilities, the conduct of Board meetings and the structure and role of the Board's committees and related matters, including those discussed below and throughout this proxy statement. Among these measures are the following:

         INDEPENDENCE. Under the Company's Bylaws, a majority of the Board must be, and are, independent under the criteria set forth in the Bylaws. In addition, the respective committee's charter requires that all of the members of the Nominating/Corporate Governance, Compensation and Finance and Audit Committees must be independent.

         DIRECTOR TERMS. Directors serve for three-year terms. See "Proposal One --Election of Directors."

         EXECUTIVE SESSIONS. The Board of Directors holds executive sessions for non-employee directors only, at which management is not present. These sessions are presided over by the Chairman of the Board. In addition, the Finance and Audit Committee regularly holds executive sessions at which management is not present. Each director also has access to any member of management and the Company's independent auditors.

         OUTSIDE ADVISORS. The Board and its committees may retain outside advisors and consultants as they, in their discretion, deem appropriate.

         BOARD SELF-EVALUATION. The Nominating/Corporate Governance Committee, among other things, reviews the Company's and the Board's governance profile. In addition, the Board and/or its committees regularly review their role and responsibilities, composition and governance practices.



                   ==========================================
                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
                   ==========================================


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of May 31, 2003, certain information as to shares of Voting Stock beneficially owned by persons owning in excess of 5% of any class of Carver's outstanding Voting Stock. Carver knows of no person, except as listed below, who beneficially owned more than 5% of any class of the outstanding shares of our Voting Stock as of May 31, 2003. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission ("SEC") and with Carver pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of these tables, of any shares of stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after May 31, 2003. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares, and "investment power" includes the power to dispose or direct the disposition of shares.

                                                                    AMOUNT AND
                                                                    NATURE OF       PERCENT OF        PERCENT OF
                              NAME AND ADDRESS                      BENEFICIAL        CLASS           COMMON STOCK
 TITLE OF CLASS               OF BENEFICIAL OWNER                   OWNERSHIP      OUTSTANDING(1)     OUTSTANDING

Common Stock                  Third Avenue Management LLC            218,500(2)           9.56%            9.56%
                              767 Third Avenue
                              New York, NY 10017

Common Stock                  Koch Asset Management, L.L.C.          210,250(3)           9.20%            9.20%
                              1293 Mason Road
                              Town & Country, MO 63131

Common Stock                  RASARA Strategies, Inc.                204,000(4)           8.92%            8.92%

                                       5

                              160 North State Road
                              Briarcliff Manor, NY 10510

Common Stock                  Richard Parsons                        135,000(5)           5.92%            5.92%
                              166 Duane Street PHB
                              New York, NY 10013

Series A Preferred Stock      Morgan Stanley & Co. Incorporated       40,000(6)            100%            3.52%
                              1585 Broadway
                              New York, NY10036

Series B Preferred Stock      Provender Opportunities Fund L.P.       60,000(7)            100%            5.18%
                              17 State Street
                              New York, NY 10004

(1) On May 31, 2003 there were outstanding 2,286,133, 40,000 and 60,000 shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, respectively.

(2) Based on an amended Schedule 13G, filed as of January 10, 2003 with the SEC by Third Avenue Management LLC. Third Avenue Value Fund, Inc., an investment company registered under the Investment Company Act of 1940, has the right to receive dividends with respect to, and proceeds from the sale of, such shares. Third Avenue Management LLC has sole voting and dispositive power over such shares.

(3) Based on a Schedule 13G, filed as of February 20, 2003 with the SEC jointly by Koch Asset Management, L.L.C. ("KAM") and Donald Leigh Koch, the sole Managing Member of KAM. KAM is a registered investment adviser which furnishes investment advice to individual clients by exercising trading authority over securities held in accounts on behalf of such clients (collectively, the "Managed Portfolios"). In its role as an investment adviser to its clients, KAM has sole dispositive power over the Managed Portfolios and may be deemed to be the beneficial owner of shares of Common Stock held by such Managed Portfolios, and Mr. Koch may be deemed to have the power to exercise any dispositive power that KAM may have with respect to the Common Stock held by the Managed Portfolios. However, KAM does not have the right to vote or to receive dividends from, or proceeds from the sale of, the Common Stock held in such Managed Portfolios and disclaims any ownership associated with such rights. Mr. Koch, individually, and Mr. Koch and his spouse, jointly, own and hold voting power with respect to Managed Portfolios containing approximately 59,000 shares of Common Stock, or an aggregate of approximately 2.58% of the total number of outstanding shares of Common Stock (the "Koch Shares"). Other than with respect to the Koch Shares, all shares reported in the Schedule 13G have been acquired by KAM, and Mr. Koch disclaims beneficial ownership, voting rights, rights to dividends, or rights to sale proceeds associated with such shares.

(4)  Based on a Schedule 13G, filed as of January 13, 2003.

(5)  Based on an amended Schedule 13G, filed as of January 30, 2003.

(6) Morgan Stanley and Co., Incorporated ("Morgan Stanley") holds 40,000 shares of Carver's Series A Preferred Stock, which Carver issued on January 11, 2000 through a private placement. The Series A Preferred Stock accrues annual dividends of $1.96875 per share. Each share of Series A Preferred Stock was purchased for $25.00 and is convertible at the option of the holder at any time into 2.083333 shares of Carver's Common Stock, subject to certain antidilution adjustments. Carver may redeem the Series A Preferred Stock beginning January 15, 2004. In the event of any liquidation, dissolution or winding up of Carver, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled to receive $25.00 per share of Series A Preferred Stock plus all dividends accrued and unpaid thereon. Morgan Stanley is deemed to have beneficial ownership of 83,320 shares, or 3.52%, of Carver's Common Stock since it may elect to convert the Series A Preferred Stock at any time. Pursuant to a Securities Purchase Agreement, dated January 11, 2000, among Morgan Stanley, Provender (as defined below) and Carver, Morgan Stanley has agreed not to grant any proxies with respect to the Series A Preferred Stock or any Common Stock of Carver other than as recommended by Carver's Board of Directors without first obtaining Carver's prior consent.

(7) Provender Opportunities Fund L.P. ("Provender") holds 60,000 shares of Carver's Series B Preferred Stock, which Carver issued on January 11, 2000 through a private placement. The Series B Preferred Stock accrues annual dividends at $1.96875 per share. Each share of Series B Preferred Stock was purchased for $25.00 and is convertible at the option of the holder at any time into 2.083333 shares of Carver's Common Stock, subject to certain antidilution adjustments. Carver may redeem the Series B Preferred Stock beginning January 15, 2004. In the event of any liquidation, dissolution or winding up of Carver, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled to receive $25.00 per share of Series B Preferred Stock plus all dividends accrued and unpaid thereon. Provender is deemed to have beneficial ownership of 125,000 shares, or 5.18%, of Carver's Common Stock since it may elect to convert the Series B Preferred Stock at any time. Pursuant to a Securities Purchase Agreement, dated January 11, 2000, among Morgan Stanley, Provender and Carver, Provender has agreed not to grant any proxies with respect to the Series B Preferred Stock or any Common Stock of Carver other than as recommended by Carver's Board without first obtaining Carver's prior consent.





SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information about the shares of Voting Stock beneficially owned by each nominee, each Continuing Director, each Named Executive Officer identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers of Carver or Carver Federal, as a group, as of May 31, 2003. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Voting Stock indicated.



                                                AMOUNT AND NATURE                         PERCENT OF AMOUNT
                                                  OF BENEFICIAL                            AND NATURE OF          SERIES B
                                                OWNERSHIP OF COMMON     PERCENT OF           BENEFICIAL       PREFERRED STOCK
                                                       STOCK           COMMON STOCK         OWNERSHIP OF        OUTSTANDING
          NAME                   TITLE                (1) (2)          OUTSTANDING (3)         SERIES B        PREFERRED STOCK
          ----                   -----                -------          ---------------         --------        ---------------

Frederick O. Terrell      Chairman                    129,083 (4)           5.35%             60,000 (4)             100%

Deborah C. Wright (5)     President, Chief            100,536               4.24%                --                  --
                          Executive Officer
                          and Director

Carol Baldwin Moody       Director                        100                 *                  --                  --

David L. Hinds            Director                      8,075                 *                  --                  --

Robert Holland, Jr.       Director                     12,965                 *                  --                  --

Pazel G. Jackson, Jr.     Director                      2,200                 *                  --                  --

Edward B. Ruggiero        Director                      2,000                 *                  --                  --

Strauss Zelnick  (6)      Director                      9,063                 *                  --                  --

Catherine A.              Executive Vice                7,099                 *                  --                  --
Papayiannis               President and Chief
                          Operating Officer

William Gray              Senior Vice                   5,673                 *                  --                  --
                          President and Chief
                          Financial Officer

Margaret D. Peterson      Senior Vice                  10,199                 *                  --                  --
                          President and Chief
                          Human Resources
                          Officer

Linda J. Dunn             Senior Vice                   6,510                 *                  --                  --
                          President, General
                          Counsel and
                          Secretary

All directors and executive                           323,756              12.71%               60,000               100%
officers as a group (7)(8)(9)

* Less than 1% of outstanding Common Stock.

(1)      Includes 600, 80,000, 600, 600, 1,000, 600, 4,999, 1,836, 5,566 and
         3,416 shares which may be acquired by Mr. Terrell, Ms. Wright, Mr. Hinds, Mr. Holland, Mr. Jackson, Mr. Zelnick, Ms. Papayiannis, Mr. Gray, Ms. Peterson and Ms. Dunn, respectively, pursuant to options granted under Option Plan (as defined herein) which such person has the right to acquire within 60 days after May 31, 2003 by the exercise of stock options.

(2)      Excludes 400, 4,435, 1,000, 400, 400, 1,000, 400, 2,126, 571 and 940
         shares of restricted stock granted to Mr. Terrell, Ms. Wright, Ms. Baldwin Moody, Mr. Hinds, Mr. Holland, Mr. Ruggiero, Mr. Zelnick, Mr. Gray, Ms. Peterson and Ms. Dunn, respectively, pursuant to the MRP which have not vested and with respect to which such individuals have neither voting nor dispositive power.

(3) Percentages with respect to each person or group of persons have been calculated on the basis of 2,286,133 shares of Common Stock, the total number of shares of Common Stock outstanding as of May 31, 2003, plus the number of shares of Common Stock which such person or group has the right to acquire within 60 days after May 31, 2003 by the exercise of stock options.

(4) Includes 60,000 Shares of the Series B Preferred Stock owned by Provender. Provender is also deemed to have beneficial ownership of the 125,000 shares of Common Stock into which the Series B Preferred Stock may be converted at any time. As a Managing Partner and Chief Executive Officer of Provender, Mr.

         Terrell may be deemed to beneficially own such securities. Mr. Terrell disclaims beneficial ownership of such securities.

(5) Ms. Wright was awarded 30,000 options to purchase Shares of Common Stock at a price per share of $8.125 under the Option Plan, 15,000 of which vested on June 1, 1999, 5,000 of which vested on each of June 1, 2000, 2001 and 2002. On June 1, 2000, Ms. Wright was awarded 30,000 options to purchase shares of Common Stock at a price per share of $8.21 under the Option Plan, 10,000 of which vested on each of June 1, 2001, 2002 and 2003. On August 22, 2001, Ms. Wright was awarded options to purchase 30,000 shares of Common Stock at a price per share of $9.93, 10,000 of which vested on August 22, 2002, and 10,000 of which will vest on each of August 22, 2003 and August 22, 2004. On June 12, 2002, Ms. Wright was awarded options to purchase 30,000 shares of Common Stock at a price per share of $12.06, 10,000 of which vested on June 12, 2003 and 10,000 of which will vest on each of June 12, 2004 and June 12, 2005. On June 24, 2003, Ms. Wright was awarded options to purchase 20,000 shares of Common Stock at a price per share of $16.41, which will vest in equal installments on each of June 24, 2004, 2005 and 2006. On June 1, 1999, Ms. Wright was awarded 7,500 shares of restricted stock under the MRP, 2,500 of which vested on each of June 1, 2000, 2001 and 2002; on September 18, 2001 Ms. Wright was awarded 1,817 shares of restricted stock under the MRP that vested on September 18, 2001; on June 12, 2002 Ms. Wright was awarded 2,902 shares of restricted stock under the MRP, 967 of which vested on June 12, 2003 and 967 of which will vest on each of June 12, 2004 and June 12, 2005; and on June 24, 2003 Ms. Wright was awarded 2,500 shares of restricted stock under the MRP, subject to approval by stockholders of the amendment to the MRP, which will vest in equal installments on each of June 24, 2004, 2005 and 2006.

(6)      Shared voting and dispositive power with spouse.

(7) Includes 11,504 shares in the aggregate held by the ESOP Trust that have been allocated as of December 31, 2002 to the individual accounts of executive officers under the ESOP and as to which an executive officer has sole voting power for the shares allocated to such person's account, but no dispositive power, except in limited circumstances. Also includes 18,644 unallocated shares held by the ESOP Trust as of January 1, 2003 as to which the Board shares voting and dispositive power. Each member of the Board disclaims beneficial ownership of the shares held in the ESOP Trust.

(8) Includes 105,074 shares that may be acquired by executive officers and directors pursuant to options granted under the Option Plan by the exercise of stock options. Excludes the 16,382 unvested shares of restricted stock awarded to the executive officers and directors under the MRP with respect to which such executive officers and directors have neither voting nor dispositive power.

(9) Includes 125,000 shares of Common Stock issuable on conversion of the Series B Preferred Stock held by Provender.



EXECUTIVE OFFICERS AND KEY MANAGERS OF CARVER AND CARVER FEDERAL

         Biographical information for Carver's executive officers and key managers who are not directors is set forth below. Such executive officers and key managers are officers and managers of Carver and the Bank. The information is provided as of May 31, 2003.

EXECUTIVE OFFICERS

         JAMES BASON, 48, is Senior Vice President and Chief Lending Officer. He joined Carver in March 2003. Previously Mr. Bason was Vice President and Real Estate Loan Officer at The Bank of New York where he had been employed since 1991 when The Bank of New York acquired Barclays Bank (where he had been employed since 1986). At The Bank of New York he was responsible for developing and maintaining relationships with developers, builders, real estate investors and brokers to provide construction and permanent real estate financing. At Barclays, Mr. Bason began his career in residential lending and eventually became the bank's CRA officer. Mr. Bason earned a B.S. in Business Administration from the State University of New York at Oswego.

         FRANK J. DEATON, 34, is Senior Vice President and Chief Auditor. Prior to joining Carver in May 2001, he was Vice President and Risk Review Manager with Key Bank in Cleveland, Ohio where he was responsible for developing the scope and overseeing completion of credit, operational and regulatory compliance audits for a variety of business units. Mr. Deaton had joined Key Bank in 1990. Mr. Deaton is a Certified Bank Auditor and a member of the Institute of Internal Auditors.

         LINDA J. DUNN, 47, is Senior Vice President, General Counsel and Secretary. She joined Carver in June 2001. Ms. Dunn had been a corporate associate at the law firm Paul, Weiss, Rifkind, Wharton & Garrison since graduating from law school in 1994. From 1987 to 1991, she was an Assistant Vice President in the Consumer Products Division of Chemical Bank where she was responsible for managing performance analysis of the bank's credit card portfolios. Ms. Dunn earned B.A., M.B.A. and J.D. degrees from Harvard University.

         WILLIAM GRAY, 48, is Senior Vice President and Chief Financial Officer. He joined Carver in February 2002. Mr. Gray had been employed by Dime Savings Bank since 1992, most recently serving as Vice President/Director of Business Unit Planning and Support in the Corporate Controller's Department where he was responsible for identifying and evaluating strategic initiatives for several businesses. Prior to that, he held positions at Dime Savings Bank, State Savings, F.A. and Richmond Hill Savings Bank. He earned a B.A. in Accounting at Adelphi University.

         BRIAN J. MAHER, 62, is Senior Vice President and Chief Credit Officer. Mr. Maher joined Carver in September 2002 and was appointed to the newly created Chief Credit Officer position in January 2003. Mr. Maher brings to Carver 30 years of experience in financial services, 20 years in credit and lending, 15 years of which were with Citibank and seven years with Alliance Funding. Mr. Maher earned a B.A. from St. Bonaventure University.

         CATHERINE A. PAPAYIANNIS, 43, is Executive Vice President and Chief Operating Officer. She joined Carver in June 2002 from Atlantic Bank where she had been employed since 1995. At Atlantic Bank, Ms. Papayiannis most recently held the position of Senior Vice President/Director of Community Banking and was responsible for Atlantic's Community Banking Group and its retail distribution network of 12 branches in New York and Boston, offsite ATM network, wealth management services, cash management services, residential and consumer lending and small business banking. From 1989 to 1995, Ms. Papayiannis was employed by Olympian Bank of Brooklyn, New York where she held numerous roles, including Vice President and Comptroller, Vice President/Community Banking, and Vice President/Branch Administrator. Prior to that, she held positions at mortgage banking and investment banking firms. Ms. Papayiannis earned a B.B.A. and an M.B.A. from Baruch College.

         MARGARET D. PETERSON, 52, is Senior Vice President and Chief Human Resources Officer. Ms. Peterson joined Carver in November 1999 from Deutsche Bank where she had served as a Compensation Planning Consultant in Corporate Human Resources. Prior to that, Ms. Peterson was a Vice President and Senior Human Resources Generalist for Citibank Global Asset Management. Ms. Peterson also has 10 years of systems and technology experience from various positions held at JP Morgan and Chase Manhattan Bank. Ms. Peterson earned a B.P.S. degree from Pace University, an M.B.A. from Columbia University as a Citicorp Fellow, and has been designated a Certified Compensation Professional by the American Compensation Association and a Senior Professional in Human Resources by The Human Resource Certification Institute.

         DEVON W. WOOLCOCK, 37, is Senior Vice President and Chief of Retail Banking. He is a 12-year veteran of retail banking. He joined Carver in July 2000 from Citibank where he rose to Division Executive Vice President and where, most recently, he managed six branches in Brooklyn and Queens. Mr. Woolcock began his career with Barnett Bank in Florida. Mr. Woolcock attended college at the University of Houston and Bethune Cookman College.

Key Managers

         BENNETT E. RAGLIN, 40, is Vice President and Information Technologies Director. He joined Carver in March 2000. Prior to joining Carver, he was a Network Consultant for BMW North America where he performed various functions including change management, needs analysis, systems installations, and Y2K readiness. Mr. Raglin is a Microsoft Certified System Engineer, a Microsoft Certified Trainer, a NYS Certified Vocational Trainer and a member of the Project Management Institute. Mr. Raglin earned a B.A. degree from Talladega College.

         EVAN JALAZO, 39, is Vice President and Controller. He joined Carver in April 2002. Prior to joining Carver, he was Vice President of Financial Accounting at Cantor Fitzgerald Securities where he was responsible for global accounts receivable, compensation and partnership accounting. Prior to that, Mr. Jalazo was a Vice President and financial officer at Dime Savings Bank. Mr. Jalazo earned a B.A. in Accounting from Hofstra University.


         ==============================================================
                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS
         ==============================================================

GENERAL

         The Certificate of Incorporation of Carver provides that Carver's Board of Directors shall be divided into three classes, as nearly equal in number as possible. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.

         Carver's Board of Directors has the discretion to fix the number of directors by resolution and has so fixed this number at eight. The terms of two directors expire at the Annual Meeting. Directors Frederick O. Terrell and Robert Holland, Jr., whose terms are expiring, have been nominated by the Board of Directors to be re-elected at the Annual Meeting to serve for a term of three years and until their respective successors are elected and qualified.

         Each nominee has consented to being named in this proxy statement and to serve if elected. However, if any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

INFORMATION REGARDING NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information with respect to the nominees for election as a director and each director whose term does not expire at the Annual Meeting ("Continuing Director"). Pursuant to the terms of a Securities Purchase Agreement relating to the issuance of the Company's Series B Preferred Stock to Provender, Mr. Frederick O. Terrell was appointed to the Boards of Carver and Carver Federal for a term expiring at the annual meeting of stockholders for the fiscal year ending March

31, 2000. He was reelected for a three-year term at that meeting. There are no other arrangements or understandings between Carver and any director or nominee pursuant to which such person was elected or nominated to be a director of Carver. For information with respect to the ownership of shares of the Common Stock by directors and the nominees, see "Security Ownership of Certain Beneficial Owners and Management--Security Ownership of Management."

                                                          END        POSITION HELD WITH
                 NAME                      AGE (1)      OF TERM   CARVER AND CARVER FEDERAL          DIRECTOR SINCE
                 ----                      -------      -------   -------------------------          --------------
NOMINEES FOR THREE-YEAR TERM EXPIRING
IN 2006
Frederick O. Terrell                         48          2003      Chairman                                2000
Robert Holland, Jr.                          63          2003      Director                                2000

CONTINUING DIRECTORS
David L. Hinds                               56          2004      Director                                2000
Pazel G. Jackson, Jr.                        71          2004      Director                                1997
Deborah C. Wright                            45          2004      President, Chief Executive              1999
                                                                   Officer and Director
Strauss Zelnick                              45          2005      Director                                2000
Carol Baldwin Moody                          46          2005      Director                                2003
Edward B. Ruggiero                           50          2005      Director                                2003

(1) As of May 31, 2003.

         The principal occupation and business experience of the nominees for election as director and each Continuing Director is set forth below.

NOMINEES FOR ELECTION AS DIRECTOR

         FREDERICK O. TERRELL is Managing Partner and Chief Executive Officer of Provender Capital Group, LLC, a private equity investment firm based in New York. Prior to forming Provender in 1997, Mr. Terrell was a Managing Director and Partner with Credit Suisse First Boston. He is a member of the Boards of New York Life Insurance Company, Vanguarde Media, Inc., Well Choice, Inc., The Diversity Channel, Inc. and the Yale School of Management. Mr. Terrell received his B.A. degree from La Verne College, an M.A. from Occidental College and his M.B.A. from the Yale School of Management.

         ROBERT HOLLAND, JR. was Chairman and Chief Executive Officer of Workplace Integrators, a Southeast Michigan company he acquired in June 1997 and built into one of the largest Steelcase Office Furniture dealerships in the United States. He divested this business in April 2001. Mr. Holland was formerly President and Chief Executive Officer of Ben & Jerry's, Chairman and Chief Executive Officer of Rokher-J, Inc., a New York-based holding company that participates in business development projects and provides strategy development assistance to senior management of major corporations, and a partner with McKinsey & Company. Mr. Holland is a member of the Boards of The MONY Group, Lexmark International, Inc., YUM Brands, Inc., Mazaruni Granite Products and the Harlem Junior Tennis Program, is Vice Chairman of the Board of Trustees of Spelman College and is a member of the Executive Board of the Harvard Journal of African-American Public Policy.

     ----------------------------------------------------------------------
                         THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        FOR EACH NOMINEE FOR ELECTION AS DIRECTOR.


                   PLEASE MARK YOUR VOTE ON THE ENCLOSED PROXY CARD AND
                    RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE
                             OR VOTE BY INTERNET OR TELEPHONE.
     ----------------------------------------------------------------------

CONTINUING DIRECTORS

         CAROL BALDWIN MOODY is the Managing Director of TWC/Latin America Partners, LC, a position she assumed in April 2000. Prior to that, she was the Head of Compliance/Global Relationship Banking at Citibank where she was responsible for assisting the business in its responsibilities to comply with all applicable laws, regulations, corporate policies and standards in over 90 countries. From 1988 to 1994, she held several senior legal positions at Citibank. Prior to joining Citibank, Ms. Baldwin Moody served as a corporate associate at the law firm Debevoise and Plimpton from 1982 to 1988. She is a member of the Brister Society of the University of Pennsylvania. Ms. Baldwin Moody holds a B.S.E. from the Wharton School of the University of Pennsylvania and a J.D. from Columbia University.

         DAVID L. HINDS is a retired Managing Director of Deutsche Bank. During his extensive career at Deutsche Bank and Bankers Trust, Mr. Hinds led several operating divisions, a start-up technology division and a global marketing and sales organization. Most recently, he was Managing Director/Partner for Deutsche Bank's Global Cash Management and Trade Finance Division, where he had profit and loss responsibility for all business activities, including global sales, operations, product management, credit and technology. He is a board member of the Staten Island Bank & Trust Co. and the SBLI Mutual Life Insurance Company, past President of the Executive Leadership Council and Co-Founder of the Urban Bankers Coalition.

         PAZEL G. JACKSON, JR. is a retired Senior Vice President of JPMorgan Chase. From January 1995 to 2000, Mr. Jackson was responsible for new business development in targeted markets throughout the United States. Prior to joining JPMorgan Chase, Mr. Jackson served as the Senior Credit Officer of the Residential Mortgage Division of Chemical Bank. Mr. Jackson's previous business experience also includes employment as a Senior Vice President in charge of Commercial and Residential Lending at The Bowery Savings Bank, which he joined in 1969. Mr. Jackson is a licensed professional engineer and earned his M.B.A. from Columbia University.

         EDWARD B. RUGGIERO is Vice President, Corporate Finance at AOL Time Warner, Inc., where he is responsible for the planning and management of AOL Time Warner's overall capital structure and financial risk position. Mr. Ruggiero joined AOL Time Warner in 1996. Prior to that, he was Executive Vice President-Corporate Finance and Strategy for Dime Savings Bank of New York, FSB. During his 14 years with Dime, he served in various management positions, including Controller, Chief Planning and Compliance Officer and Chief Operating Officer of its mortgage banking subsidiary. Prior to joining Dime, Mr. Ruggiero was employed by The New York Bank For Savings and the accounting firm of Ernst & Young. Mr. Ruggiero holds a B.S. from St. John's University.

         DEBORAH C. WRIGHT is President, Chief Executive Officer and Director of Carver and Carver Federal. Prior to joining Carver on June 1, 1999, Ms. Wright was President & CEO of the Upper Manhattan Empowerment Zone Development Corporation, a position she had held since May 1996, and Commissioner of the Department of Housing Preservation and Development from 1994 through 1996.

Previously, Ms. Wright was a member of the New York City Housing Authority Board. She is a member of the Board of Overseers of Harvard University and the boards of Kraft Foods, Inc., The Lower Manhattan Redevelopment Corporation, The New York City Partnership, Inc. and The Ministers and Missionaries Benefit Board of the American Baptist Churches. Ms. Wright earned A.B., J.D. and M.B.A. degrees from Harvard University.

         STRAUSS ZELNICK is the founder of ZelnickMedia LLC, an investment and advisory firm specializing in media and entertainment. From 1998 to 2000, Mr. Zelnick was President and Chief Executive Officer of BMG Entertainment, a $4.7 billion music and entertainment unit of Bertelsmann A.G., where he managed one of the world's largest music and entertainment companies, one of the leading music publishing companies and the world's largest record club. Before joining BMG, Mr. Zelnick was President and Chief Executive Officer of Crystal Dynamics, a leading producer and distributor of interactive entertainment software. Mr. Zelnick serves on the boards of Insignia Financial Group, UGO Networks and On2.com and serves on the Board of Trustees of Wesleyan University and WNYC. Mr. Zelnick holds a B.A. from Wesleyan University and a J.D. and M.B.A. from Harvard University.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors of Carver holds regularly scheduled meetings during the fiscal year to review significant developments affecting Carver and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. During fiscal 2003, the Board met nine times. No incumbent director attended fewer than 75%, in the aggregate, of the total number of Carver Board meetings held while he or she was a member of the Board during fiscal 2003 and the total number of meetings held by committees on which he or she served during such fiscal year.

         Carver's Bylaws require that the Company have an executive, finance and audit, nominating/corporate governance, compensation and asset/liability and interest rate risk committee. On October 29, 2002, the Board adopted a charter for each of the Nominating/Corporate Governance Committee and the Compensation Committee. The nature and composition of each of the standing committees of the Company are described below.

         EXECUTIVE COMMITTEE. Pursuant to Carver's Bylaws, the Executive Committee is authorized to act as appropriate between meetings of the Board. As of February 4, 2003, the date of the annual meeting of directors for the fiscal year ended March 31, 2002, members of this committee are Directors Deborah C. Wright (Chairman), Frederick O. Terrell, David L. Hinds, Robert Holland, Jr. and Pazel G. Jackson, Jr. The Executive Committee did not meet during fiscal 2003.

         NOMINATING/CORPORATE GOVERNANCE COMMITTEE. On October 29, 2002, the Board amended the Bylaws to change this committee's name from "Nominating Committee" to "Nominating/Corporate Governance Committee" to reflect its responsibility for corporate governance issues. As of February 4, 2003, the Nominating/Corporate Governance Committee consists of Directors Pazel G. Jackson, Jr. (Chairman) and Carol Baldwin Moody. All members are outside directors except that during a portion of fiscal 2003 the Bylaws provided that the Chief Executive Officer shall serve as an EX-OFFICIO voting member of the committee. As of October 29, 2002, the Bylaws were amended to provide that the Chief Executive Officer is no longer an EX-OFFICIO member of the committee. The Nominating/Corporate Governance Committee's functions include advising the Board on matters of corporate governance and considering qualifications of prospective Board member candidates, including conducting research to identify and recommend nomination of suitable candidates who are willing to serve as members of the

Board, reviewing the experience, background interests, ability and availability of prospective nominees to meet time commitments of the Board and committee responsibilities, consideration of nominees recommended by stockholders who comply with procedures set forth in the Company's Bylaws, described on page 32, and determining whether any prospective member of the Board has any conflicts of interest which may impair the individual's suitability for such service. The committee also has responsibility to monitor current members of the Board pursuant to the same guidelines used to select candidates.

         The committee met one time during fiscal 2003. The Nominating/Corporate Governance Committee also met on July 1, 2003 to nominate directors for election at the Annual Meeting. Only those nominations made by the Nominating/Corporate Governance Committee will be voted upon at the Annual Meeting. For a description of the proper procedure for stockholder nominations, see "Additional Information--Notice of Business to be Conducted at Annual Meeting" in this proxy statement.

         Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and its associated regulations, the Nominating/Corporate Governance Committee approved and adopted a Code of Ethics for Senior Financial Officers. A copy of the code can be found on the Company's website at www.carverbank.com. Stockholders may obtain, free of charge, a copy of such code by writing to Linda J. Dunn, Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 876-4747. As required, this code applies to the Company's principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, and mandates that these officers among other things:

          o act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          o provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

          o    comply with applicable governmental laws, rules and regulations;
               and

          o promote the prompt internal reporting of violations of this code to the chair of the Finance and Audit Committee and to the appropriate person or persons identified in the Company's Code of Ethics.

The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company.

         COMPENSATION COMMITTEE. As of February 4, 2003, the Compensation Committee consists of Directors Strauss Zelnick (Chairman) and Edward B. Ruggiero. During a portion of fiscal 2003, Carver's Bylaws provided that the Chief Executive Officer shall serve as an EX-OFFICIO non-voting member of the committee. As of October 29, 2002, the Bylaws were amended to provide that the Chief Executive Officer is no longer an EX-OFFICIO member of the committee. The Compensation Committee oversees the development, implementation and conduct of employment and personnel policies, notices and procedures, including the administration of the compensation and benefit programs. The Compensation Committee met one time during fiscal 2003.

         FINANCE AND AUDIT COMMITTEE. As of February 4, 2003, the Finance and Audit Committee of Carver consists of Directors David L. Hinds (Chairman), Carol Baldwin Moody, Robert Holland, Jr. and Pazel G. Jackson, Jr. The Finance and Audit Committee's primary duties and responsibilities are to:

          o Monitor the integrity of Carver's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

          o Manage the independence and performance of Carver's independent public auditors and internal auditing department;

          o Monitor the process for adhering to laws, regulations, the Company's Code of Ethics and the Code of Ethics for Senior Financial Officers; and

          o Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

         The Finance and Audit Committee met nine times during fiscal 2003.

         ASSET LIABILITY AND INTEREST RATE RISK COMMITTEE. As of February 4, 2003, the Asset Liability and Interest Rate Risk Committee consists of Directors Pazel G. Jackson, Jr. (Chairman), David L. Hinds, Edward B. Ruggiero and Deborah
C. Wright. The Asset Liability and Interest Rate Risk Committee monitors activities related to asset/liability management and interest rate risk, including the establishment of guidelines related to risk, purchase or sale of loans and investments, and management of interest rate, credit and liquidity risk against objectives and risk limitations set forth in Carver Federal's policies. The committee met eight times during fiscal 2003.

REPORT OF THE FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         THIS REPORT IS FURNISHED BY THE CARVER FINANCE AND AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AS REQUIRED BY THE RULES OF THE SEC UNDER THE EXCHANGE ACT. THE REPORT OF THE FINANCE AND AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT CARVER SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

         On December 9, 2002 the Board of Directors adopted an amended written charter that sets forth the Finance and Audit Committee's duties and responsibilities and reflects applicable American Stock Exchange rules and new SEC regulations.

         All members of the Finance and Audit Committee are independent as defined in the American Stock Exchange's listing standards. The Finance and Audit Committee received the required written disclosures and letter from KPMG LLP, Carver's independent accountants, required by Independence Standards Board Standard No. 1 and has discussed with KPMG LLP its independence. The Finance and Audit Committee reviewed and discussed with the Company's management and KPMG LLP the audited financial statements of the Company contained in the Company's fiscal 2003 Annual Report on Form 10-K. The Finance and Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to the Codified Statements on Auditing Standards (SAS 61).

         Throughout the year, the Finance and Audit Committee had full access to management and the outside and internal auditors for the Company. The Finance and Audit Committee consulted with advisors regarding the Sarbanes-Oxley Act of 2002, the American Stock Exchange's proposed corporate governance listing standards and the corporate governance environment in general and considered any additional requirements of the Finance and Audit Committee as well as additional procedures or matters the Finance and Audit Committee should consider. During fiscal 2003, the Finance and Audit Committee approved the retention of the Company's independent accounting firm, KPMG, LLP, and received the Board's ratification of this decision.

         Based on its review and discussions described in the immediately preceding paragraph, the Finance and Audit Committee recommended to the Board of Directors that the audited financial statements included in the Company's fiscal 2003 Annual Report on Form 10-K be included in that report.

                                     FINANCE AND AUDIT COMMITTEE
                                     David L. Hinds (Chairman)
                                     Carol Baldwin Moody
                                     Robert Holland, Jr.
                                     Pazel G. Jackson, Jr.




DIRECTORS' COMPENSATION

         DIRECTORS' FEES. After careful review, including advice from an independent compensation consultant, it was determined that the compensation paid to the Company's non-employee directors should be modified in fiscal 2003. Carver's non-employee directors continue to receive $600 for each meeting of Carver's Board of Directors that they attend, except that the Chairman receives a fee of $850 per meeting. Fees for Executive Committee meetings continue to be $700 per meeting and $475 for all other committee meetings. In addition, effective April 2003 each non-employee director receives a $10,000 annual retainer, except for the Chairman of the Board who receives $15,000. Each committee chairman receives an additional retainer of $1,500, except for the chairman of the Finance and Audit Committee who receives $2,500. These annual retainers may be paid on a quarterly basis. Directors who are officers of or are employed by the Company or any of its subsidiaries are not additionally compensated for their Board and committee activities. Directors of Carver also serve as directors of Carver Federal and its subsidiaries, but do not receive additional fees for service as directors of Carver Federal or such subsidiaries for meetings held on the same date. Directors may opt to receive their fees in cash, stock or stock options under the Carver Bancorp, Inc. Compensation Plan for Non-Employee Directors.

         OPTION PLAN. Carver maintains the Carver Bancorp, Inc. 1995 Stock Option Plan (the "Option Plan") for the benefit of its directors and certain key employees. Any individual who becomes an outside director following the effective date of the Option Plan will be granted options to purchase 1,000 shares of Common Stock with an exercise price equal to the greater of $10.38 per share or the fair market value of a share of Common Stock on the date of the grant. Options granted under the Option Plan generally vest in five equal annual installments commencing on the first anniversary of the effective date of the grant, provided the recipient is still a director of Carver or Carver Federal on such date. In September 1997, the Option Plan was amended to provide the Compensation Committee with discretion to grant stock options that will vest and become exercisable pursuant to a vesting schedule that differs from the Option Plan's standard five-year schedule. The Option Plan continues to provide that, upon the death or disability of an option holder, all options previously granted to such individual will automatically become exercisable. In February 2001, the stockholders of Carver approved an amendment to the Option Plan to increase the number of shares of Common Stock available for issuance under the Option Plan by 200,000.

         MANAGEMENT RECOGNITION PLAN. Carver maintains the MRP for the benefit of its directors and certain key employees. Any individual who becomes an outside director following the effective date of the MRP will be granted 1,000 shares of restricted stock. Awards granted under the MRP will generally vest in five equal annual installments commencing on the first anniversary date of the award, provided the recipient is still a director of Carver or Carver Federal on such date. Awards will become 100% vested upon termination of service due to death or disability. When shares become vested and are distributed, the recipients will receive an amount equal to any accrued dividends with respect thereto. The MRP was also amended in September 1997 to permit the Compensation Committee, in its discretion, to grant restricted stock awards with vesting schedules that differ from the MRP's standard five-year schedule.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         THIS REPORT IS FURNISHED BY CARVER'S COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS AS REQUIRED BY THE RULES OF THE SEC UNDER THE EXCHANGE ACT. THE REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT CARVER SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

         The Compensation Committee is responsible for establishing the policies which govern employee compensation and stock ownership programs. The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding the compensation of Carver's executive officers, including the compensation of the Chief Executive Officer ("CEO") of Carver and Carver Federal. The overall compensation structure of Carver is aimed at establishing a total compensation package that rewards strong Carver and individual performance.

         The Compensation Committee reviews and updates Carver's compensation program on an ongoing basis and has engaged the services of a nationally recognized compensation consultant to review Carver's executive pay practices to ensure that executive salaries and equity award levels remain competitive with Carver's market for executive talent. Recommendations of and rationale by Carver's CEO are taken into consideration during such review, except that the CEO does not participate in the committee's decision regarding her own compensation review and recommendation. Base salary levels for executive officers and key managers are designed to be competitive with cash compensation levels paid to executives at banking and thrift institutions of comparable size. Benefit plans, consisting of a 401(k) Plan, ESOP and group insurance coverages, are designed to provide for the health and welfare of employees, including executive officers, and their families, as well as for their long-term financial and retirement needs. After review by the Compensation Committee, effective September 2003 base salaries at year end fiscal 2002 were increased 3.4% on average for executive officers, a level deemed appropriate using the above criteria.

         Long-term incentives are provided to executive officers in the form of stock option and restricted stock awards under the Option Plan and the MRP. These plans are designed to provide incentives for longer-term positive performance of the executive officers and to align their financial interests to those of Carver's stockholders by providing executives the opportunity to participate in the appreciation of Carver's Common Stock that may occur after the date of grant of such restricted stock awards or options. The vesting schedule for awards provides incentives for executive officers to remain employed by Carver. In addition to the Option Plan and MRP, Carver provides stock benefits to its employees, including its executive officers, through the ESOP. Pursuant to the ESOP, each of Carver's executive officers who has been employed since 2001 has an individual account within the ESOP Trust which is invested primarily in employer securities, with the result that a portion of each such executive officer's long-term retirement savings is tied to the performance of Carver. Options to purchase from 1,065 to 2,900 shares of Common Stock were granted under the Option Plan to executive officers, other than the CEO, for fiscal 2003. Between 500 and 1,450 restricted stock awards under the MRP were granted to each executive officer, other than the CEO, for fiscal 2003, subject to approval by stockholders of an amendment to the MRP. The Compensation Committee has recommended and the Board has approved an amendment to the MRP to increase the number of shares that may be awarded under the MRP by 50,000, which is being presented to stockholders in this proxy statement for approval. See "Proposal Three--Approval of the Amendment to the Carver Bancorp, Inc. Management Recognition Plan."

         CHIEF EXECUTIVE OFFICER. Carver's CEO, Deborah C. Wright, was hired as of June 1, 1999. The terms of Ms. Wright's employment and compensation are set forth in employment agreements between Ms. Wright and Carver and Carver Federal. The Compensation Committee recognizes the significant additional efforts required of the CEO in bringing about Carver's improved financial performance.

         The Compensation Committee in June 2003 awarded Ms. Wright an annual bonus for fiscal 2003 of $135,000 in cash, a grant of 2,500 shares of restricted stock under the MRP, subject to approval by stockholders of an amendment to the MRP, which will vest in equal installments over a three year period and an option to purchase 20,000 shares of Common Stock which will become exercisable in equal installments over a three year period. The Compensation Committee determined this amount based on a review of Carver Federal and Ms. Wright's performance for the fiscal year versus objective criteria set by the Compensation Committee in three critical areas, institutional restructuring, strategic initiatives and financial performance and also reviewed a report prepared by its compensation consultant regarding competitive levels of annual CEO compensation.

                                            COMPENSATION COMMITTEE
                                            Strauss Zelnick (Chairman)
                                            Edward B. Ruggiero

PERFORMANCE GRAPH

         Pursuant to the regulations of the SEC, set forth below is a line graph (as prepared by the Center for Research in Security Prices, Graduate School of Business, University of Chicago) comparing the cumulative total return of the Common Stock of the Company with that of the American Stock Exchange ("AMEX") and the AMEX Stocks-Savings Institutions index for the period from March 31, 1998 through March 31, 2003.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
      AMONG CARVER BANCORP, INC., AMEX AND AMEX STOCKS-SAVINGS INSTITUTIONS

[OBJECT OMITTED]


--------------------------------------------------------------------------------


   SYMBOL            CRSP TOTAL RETURNS INDEX FOR:         03/1998    03/1999   03/2000   03/2001   03/2002  03/2003
   ------            -----------------------------         -------    -------   -------   -------   -------  -------
  _______     Carver Bancorp, Inc.                          100.0      59.1      59.3      60.5     78.0      96.2
  - - - -     AMEX Stock Market (US Companies)              100.0      99.5     141.1     111.6    113.0      89.3
  .......     AMEX Stocks (SIC 6030-6039 US Companies)      100.0      72.5      58.3      89.2    116.4     137.1
              Savings Institutions

Notes:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.00 on 03/31/1998.

--------------------------------------------------------------------------------


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



         From April 1, 2002 to February 4, 2003, the Compensation Committee consisted of Directors Strauss Zelnick (Chairman) and Frederick O. Terrell. After February 4, 2003, the Compensation Committee consists of Directors Strauss Zelnick (Chairman) and Edward B. Ruggiero. During fiscal 2003, there were no interlocks, as defined under the SEC's rules and regulations, between members of the

Compensation Committee or executive officers of the Company, and corporate affiliates of members of the Compensation Committee or otherwise.

SUMMARY COMPENSATION TABLE

         The following table sets forth cash and noncash compensation for fiscal 2003 and the two previous fiscal years awarded to or earned by Carver's CEO and by each of the four most highly compensated executive officers of Carver who were serving as executive officers at the end of fiscal 2003, for services rendered in all capacities during fiscal 2003 ("Named Executive Officers").

                                                   SUMMARY COMPENSATION TABLE
                                                                                            LONG TERM COMPENSATION
                                                                                ------------------------------------------------
                                       ANNUAL COMPENSATION                         AWARDS                       PAYOUTS
                           ------------------------------------------------     --------------------- --------------------------
                             (B)          (C)         (D)          (E)            (F)           (G)           (H)            (I)

          (A)
                                                             OTHER       RESTRICTED     SECURITIES
                                                            ANNUAL         STOCK       UNDERLYING       LTIP        ALL OTHER
   NAME AND PRINCIPAL     FISCAL     SALARY     BONUS     COMPENSATION     AWARDS      OPTIONS/SARS    PAYOUTS     COMPENSATION
       POSITIONS           YEAR        ($)       ($)        ($) (1)        ($) (2)        (#)(3)         ($)          ($) (4)
   ------------------     ------     ------     -----     ------------     ------      ------------    -------     ------------

Deborah C. Wright (5)       2003     263,846   135,000        --           47,535         20,000         --           29,430
President and Chief         2002     235,000   111,500        --           35,000         30,000         --           20,501
Executive Officer           2001     235,000    30,550        --           16,444         60,000         --           35,075

Catherine Papyiannis (6)    2003     168,808   102,500        --           36,000         25,000         --             --
Executive Vice
President and Chief
Operating Officer

William Gray(7)             2003     145,000    26,000        --           23,751         2,900          --             --
Senior Vice President       2002      24,538     4,900        --            9,998         5.511          --             --
and Chief Financial
Officer

Margaret D. Peterson(8)     2003     129,615    22,500       --             9,353         1,142          --           22,542
Senior Vice President       2002     108,750    26,100       --              --           2,700          --             --
and Chief Human             2001      18,125    75,000       --             8,625         6,000          --             --
Resources Officer


Linda J. Dunn (9)           2003     129,327    22,525       --             9,926         1,210          --           21,956
Senior Vice President,      2002     104,200    16,100       --             8,750         6,250          --             --
General Counsel and
Secretary

______________________

(1) Does not include perquisites and other personal benefits the value of which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(2) Includes amounts received under the MRP, including in connection with the Company's performance in fiscal 2001, 2002, and 2003 that were granted during fiscal years ended March 31, 2002, 2003 and 2004, respectively. Except for Ms. Papayiannis, the amounts in this column for fiscal 2003 include a restricted stock award that occurred on June 24, 2003, subject to approval by stockholders of an amendment to the MRP. When shares become vested and are distributed, the recipient also receives an amount equal to accumulated dividends and earnings thereon, if any.
(3) The following grants of stock options were made on June 24, 2003, all at an exercise price of $16.41, the average of the high and low price per share of common stock on the award date as reported on AMEX: Ms. Wright, 20,000 options; Ms. Peterson, 1,142 options; Ms. Dunn, 1,210 options; and Mr. Gray 2,900 options. These grants were for fiscal 2003. Pursuant to the terms of her employment agreement, Ms. Papayiannis was granted 15,000 options at an exercise price of $12.05 on June 3, 2002 and 10,000 options at an exercise price of $15.96 on June 3, 2003. All stock options in this table are exercisable as to one-third of the options on the first anniversary of the date of grant, another one-third on the second anniversary of the date of grant, and the remaining one-third on the third anniversary of the date of grant.

(4) The amounts shown in this column include the Bank's contributions on behalf of the Named Executive Officer to the 401(k) Plan and the ESOP. Shares allocated under the ESOP in fiscal 2003 to the Named Executive Officers were as follows: Ms. Wright, 1,653, Ms. Peterson, 1,382, and Ms. Dunn, 1,236, for the plan year ended December 31, 2002. The amount represented above of shares allocated under the ESOP were determined based upon the acquisition cost of shares by the ESOP of $10.00. The amounts shown in this column also include matching contributions under the 401(k) Plan for Ms. Wright in the amount of $8,900, Ms. Peterson in the amount of $5,377 and Ms. Dunn in the amount of $6,605. The amounts shown in this column for fiscal 2003 include a 2% non-elective deferral under the 401(k) Plan paid to all eligible employees, including Ms. Wright, Ms. Peterson and Ms. Dunn. The amounts shown in this column for fiscal 2003 includes premiums paid by Carver on life insurance policies for Ms. Wright during fiscal year 2003 in the amount of $5,808 (including $2,135 for a policy owned by Carver).
(5)      Ms. Wright commenced employment on June 1, 1999.
(6) Ms. Papayiannis commenced employment effective June 3, 2002. Ms. Papayiannis received a one-time $50,000 lump sum payment under her employment agreement.
(7)      Mr. Gray commenced employment on February 3, 2002.
(8) Ms. Peterson commenced employment effective January 1, 2001. Ms. Peterson received a one-time payment of $75,000 on March 31, 2001 to compensate for benefits from her previous employer that were forfeited.
(9)      Ms. Dunn commenced employment on June 3, 2001.

EMPLOYMENT AGREEMENTS

         As of June 1, 1999, both Carver and Carver Federal entered into employment agreements to secure the services of Deborah C. Wright as President and CEO. The employment agreement with Carver is intended to set forth the aggregate compensation and benefits payable to Ms. Wright for all services rendered to Carver and any of its subsidiaries, including Carver Federal, and to the extent that payments under Carver's employment agreement and the Bank's employment agreement are duplicative, payments due under Carver's employment agreement would be offset by amounts actually paid by the Bank for services rendered to it. Both employment agreements provide for an initial term of three years beginning June 1, 1999 and, pursuant to the terms of the employment agreements, each year thereafter have been extended an additional year following a review by the Board of Carver and the Bank of Ms. Wright's performance.

         The employment agreements with the President and CEO provided for an initial annual base salary of $235,000 which is reviewed annually by the Board. In June 2003, Ms. Wright's annual base salary was increased to $300,000 effective September 1, 2003. Under the agreements, as of June 1, 1999 Ms. Wright received a restricted stock award of 7,500 shares of Common Stock, which vested in equal installments over a three year period, the grant of an option to purchase 30,000 shares of Common Stock and, effective June 1, 2000, the grant of an option to purchase 30,000 shares of Common Stock, all of which are exercisable as of the date of this proxy statement. In addition, the employment agreements provide for an annual incentive payment based on the achievement of certain performance goals, future grant of stock awards, a supplemental retirement benefit, additional life insurance protection and participation in the various employee benefit plans maintained by Carver and the Bank from time to time. The agreements also provide customary corporate indemnification and errors and omissions insurance coverage throughout the term of the agreements and for six years thereafter.

         The Bank or Carver may terminate Ms. Wright's employment at any time for cause as defined in the employment agreements. In the event that Carver or the Bank terminates Ms. Wright's employment for reasons other than for cause, she would be entitled to a severance benefit equal in value to the cash compensation, retirement and other fringe benefits she would have earned had she remained employed for the remaining term of the agreements. The same severance benefits would be available if Ms. Wright resigns during the term of the employment agreements following a loss of title, office or membership on the Board; a material reduction in her duties, functions or responsibilities; involuntary relocation of her principal place of employment by over 30 miles from its location as of June 1, 1999; other material breaches of contract by Carver or the Bank that is not cured within 30 days; or, in certain circumstances, a change in control. In the event of a change in control, the remaining term of Ms. Wright's agreement with Carver at any point in time will be three years unless written notice of non-renewal is given by the Board or Ms. Wright.

         Effective June 3, 2002, Carver Federal entered into an employment agreement to secure the services of Catherine A. Papayiannis as Executive Vice President and Chief Operating Officer. The employment agreement with Carver Federal is intended to set forth the aggregate compensation and benefits payable to Ms. Papayiannis for all services rendered to Carver Federal and any of its direct or indirect subsidiaries. The employment agreement provides for an initial term of two years beginning June 3, 2002. Prior to the first anniversary date of the agreement, and each anniversary date thereafter, the term of the agreement may be extended an additional year after a review by the Board of Carver Federal of Ms. Papayiannis' performance. During June 2003, the Compensation Committee extended the agreement for an additional year.

         Ms. Papayiannis' employment agreement provides for an annual base salary of $210,000 which will be reviewed annually by the Board. Under the agreement, as of June 3, 2002, Ms. Papayiannis was entitled to a restricted stock award of 3,000 shares of Common Stock, which will vest in equal installments over a three year period, the grant of an option to purchase 15,000 shares of Common Stock and, effective June 3, 2003, the grant of an option to purchase 10,000 shares of Common Stock, which will become exercisable in equal installments over a three year period after the grant date. In addition, the employment agreement provides for an annual incentive payment based on the achievement of certain performance goals (except that Ms. Papayiannis shall receive an incentive payment of no less than 15% of her base salary for that portion of fiscal 2003 during which she was employed regardless of whether such performance goals are met) and participation in the various employee benefit plans maintained by Carver Federal from time to time. The agreement also provides customary corporate indemnification and errors and omissions insurance coverage throughout the term of the agreement and for six years thereafter.

         Carver Federal may terminate Ms. Papayiannis' employment at any time for cause as defined in her employment agreement. In the event that Carver Federal terminates Ms. Papayiannis' employment for reasons other than for cause, she would be entitled to a severance benefit equal in value to the cash compensation, retirement and other fringe benefits she would have earned had she remained employed for the remaining term of her employment agreement and if a change of control has occurred (i) an amount equal to her incentive compensation award during any remaining full fiscal year in the agreement and (ii) a cash payment equal to the value of restricted stock and the difference between fair market value and purchase price of stock options, whether or not vested if she chooses to surrender them. The same severance benefits would be available if Ms. Papayiannis resigns during the term of her employment agreement following a loss of title; a material reduction in her duties, functions or responsibilities; involuntary relocation of her principal place of employment so that her commuting distance is more than 50 miles from her address; other material breaches of contract by Carver Federal that is not cured within 30 days; or, in certain circumstances, a change in control.

         Ms. Papayiannis' employment agreement provides that payments shall not exceed the maximum amount which would be considered an "excess parachute payment" under current federal tax law. A portion of the severance benefits payable to Ms. Wright and Ms. Papayiannis under the employment agreements in the event of a change in control might constitute "excess parachute payments" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. In the event that any amounts paid to Ms. Wright following a change of control would constitute "excess parachute payments," Ms. Wright's employment agreement with Carver provides that she will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional income and employment taxes imposed as a result of such indemnification of excise taxes. Any excess parachute payments and indemnification amounts paid will not be deductible compensation expenses for Carver or the Bank.

         LETTER AGREEMENTS. The Company has entered into letter employment agreements with each of Mr. Gray, Ms. Peterson and Ms. Dunn (each an "Executive"). Generally, each letter employment agreement (each, a "Letter Agreement") provides for "at-will" employment and compensation in the form of base salary, annual discretionary bonus, stock options, restricted stock and, in certain instances, a one-time payment. Under the Letter Agreements, Mr. Gray received stock options to purchase 5,060 shares of common stock and Ms. Dunn and Ms. Peterson received stock options to purchase 4,000 shares of common stock, such options vesting in three equal annual installments such that the first installment vested at the end of the first year of employment (except in the case of Ms. Peterson, which first installment vested on March 31, 2001). Mr. Gray was granted 1,013 shares of restricted stock and Ms. Dunn and Ms. Peterson were granted 1,000 shares of restricted stock under their respective Letter Agreement, which vest in three equal installments such that the first installment vests at the end of the first year of employment (except in the case of Ms. Peterson, which first installment vested on March 31, 2001). Ms. Peterson received a one-time payment of $75,000 on March 31, 2001 in consideration for a relinquished bonus in connection with her former employer.

PENSION PLAN

         PENSION PLAN. The Bank maintains the Carver Federal Savings Bank Retirement Income Plan, a noncontributory, tax-qualified defined benefit plan (the "Pension Plan"). The Pension Plan was amended such that future benefit accrual ceased as of December 31, 2000. Since that date no new participants were eligible to enter into the Pension Plan, and participants as of such date have not been credited with additional years of service or increased compensation.

         The following table sets forth the estimated annual benefits that would be payable under the Pension Plan in the form of a single life annuity before reduction for the social security amount upon retirement at the normal retirement date. The amounts are expressed at various levels of compensation and years of service.



                                                             Years of Credited Service
                                ----------------------------------------------------------------------------------
Final Earnings(1)                    15                20                25               30                35
----------------------          -----------       -----------       -----------       -----------      -----------

    $     100,000               $    50,000       $    50,000       $    50,000       $    50,000      $    50,000
          150,000                    75,000            75,000            75,000            75,000           75,000
          200,000(2)                100,000           100,000           100,000           100,000          100,000
          250,000(2)                125,000           125,000           125,000           125,000          125,000
          300,000(2)                150,000           150,000           150,000           150,000          150,000
          350,000(2)                175,000           175,000           175,000           175,000          175,000
          400,000(2)                200,000           200,000           200,000           200,000          200,000


---------------------------


(1) Final earnings equal the average of the participant's highest three consecutive calendar years of taxable compensation during the last 10 full calendar years of employment prior to termination, or the average of the participant's annual compensation over his or her total service, if less.

(2) Under Section 401(a)(17) of the Code, a participant's compensation in excess of $200,000 (as adjusted to reflect cost-of- living increases) is disregarded for purposes of determining final earnings. The amounts shown in the table include the supplemental retirement benefits payable to Ms. Wright under her employment agreement to compensate for the limitation on includible compensation.

         Participants become 100% vested after five years of service or upon death or termination of the Pension Plan, regardless of the participant's years of service. As of December 31, 2000, of the Named Executive Officers only Ms. Wright was a participant in the Pension Plan. For purposes of determining benefits under the Pension Plan, Ms. Wright's final earnings (as defined) counted under the Pension Plan were $244,813, and her credited service was 1 year and 7 months.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS


                                            EQUITY COMPENSATION PLAN INFORMATION

                                                                                                      NUMBER OF SECURITIES
                                                                                                    REMAINING AVAILABLE FOR
                                    NUMBER OF SECURITIES TO BE           WEIGHTED-AVERAGE            FUTURE ISSUANCE UNDER
                                     ISSUED UPON EXERCISE OF             EXERCISE PRICE OF         EQUITY COMPENSATION PLANS
                                       OUTSTANDING OPTIONS,             OUTSTANDING OPTIONS          (EXCLUDING SECURITIES
PLAN CATEGORY                          WARRANTS AND RIGHTS              WARRANTS AND RIGHTS         REFLECTED IN COLUMN (A))
                                       -------------------              -------------------         ------------------------
                                               (a)                              (b)                           (c)
Equity compensation
   plans approved by security
   holders                                   192,176                          $10.07                        261,964

Equity compensation
   plans not approved by
   security holders                            --                               --                            --
                                            --------------                   --------------                --------------
         Total                               192,176                          $10.07                        261,964


         These awards are under the Option Plan and the Incentive Compensation Plan, described below. These plans do not provide for repricing of stock options, which is the cancellation of shares in consideration of the exchange for other stock options to be issued at a lower price, and Carver has not acted to reprice stock options.

MANAGEMENT RECOGNITION PLAN

         The MRP provides for automatic grants of restricted stock to certain employees as of the date that the MRP became effective (June 1995). For a further description of the MRP, see "Proposal Three--Approval of the Amendment to the Carver Bancorp, Inc. Management Recognition Plan."

INCENTIVE COMPENSATION PLAN

         The Incentive Compensation Plan ("ICP") provides for grants of cash bonuses, restricted stock and stock options to employees selected by the Compensation Committee. The amounts of such awards are automatic and non-discretionary based upon a formula determined by Carver's performance in comparison to a peer group of thrifts. Awards of restricted stock and stock options generally vest in five equal annual installments commencing on the first anniversary date of the award, provided the recipient is still an employee of Carver or Carver Federal on such date. Awards will become 100% vested upon termination of service due to death or disability or upon a change of control. When shares become vested and are distributed, the recipients will receive an amount equal to any accrued dividends with respect thereto.

OPTION PLAN

         The Option Plan provides for automatic option grants to certain employees as of date that the Option Plan became effective (June 1995). In addition, the Option Plan provides for additional discretionary option grants to those employees selected by the committee established to administer the Option Plan with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant. Options granted under the Option Plan generally vest in three to five equal annual installments commencing on the first anniversary of the date of the grant, provided the recipient is still an employee of Carver or Carver Federal on such date. Upon death, disability or a change of control, all options previously granted automatically become exercisable.

         The following table provides certain information with respect to the options and SARs granted to Named Executive Officers during fiscal 2003.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS
                                  -----------------
                              NUMBER OF      PERCENT OF                                      POTENTIAL REALIZABLE VALUE
                             SECURITIES         TOTAL                                        AT ASSUMED ANNUAL RATES OF
                             UNDERLYING       OPTIONS/                                        STOCK PRICE APPRECIATION
                             OPTION/SARS    SARS GRANTED     EXERCISE OF                          FOR OPTION TERM
                               GRANTED      TO EMPLOYEES     BASE PRICE                           ---------------
           NAME                (#)(1)      IN FISCAL YEAR      ($/SH)      EXPIRATION DATE    5% ($)         10% ($)
-------------------------      ------      --------------      ------      ---------------   --------        --------
Deborah C. Wright              30,000          47.51%          $12.06          6/11/12         227,534        576,616
Catherine A. Papayiannis       15,000          23.76%          $12.05          6/02/12         113,767        288,308
William Gray                      45 1          0.07%          $12.06          6/11/12            3,421          8,668
Margaret D. Peterson            2,700           4.28%          $12.06          6/11/12          20,487         51,895
Linda J. Dunn                   2,250           3.56%          $12.06          6/11/12          17,065         43,246

-------------------------

(1) Option awards become exercisable in three equal annual installments commencing as of the first anniversary of the date of grant and on each of the next two anniversary dates thereof, provided the employee remains in employment as of the applicable anniversary date. None of the options were granted in tandem with any stock appreciation rights. Options were granted on June 12, 2002 to Ms. Wright, Mr. Gray, Ms. Peterson and Ms. Dunn for fiscal 2002. Does not include any grants of stock options made after the end of the fiscal year ending March 31, 2003 even if grants were made for such fiscal year.



         The following table provides certain information with respect to the number of shares of Common Stock acquired through the exercise of, or represented by, outstanding stock options held by the Named Executive Officers on March 31, 2003. Also reported is the value for any "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of Common Stock which was $14.00 per share.


                                                   FISCAL YEAR END OPTION/SAR VALUES

                                                                            NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED          IN-THE-MONEY
                                     SHARES                VALUE           OPTIONS/SARS AT FISCAL     OPTIONS/SARS AT FISCAL
                                   ACQUIRED ON          REALIZED ON               YEAR-END                   YEAR-END
                                    EXERCISE             EXERCISE                   (#)                        $ (1)
            NAME                       (#)                  ($)          EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-----------------------------      -----------          -----------      -------------------------   -------------------------
Deborah C. Wright                       -                    -                 60,000/60,000              332,750/197,500
Catherine A. Papayiannis                -                    -                    0/15,000                   0/29,250
William Gray                            -                    -                  1,686/3,825                6,963/14,810
Margaret D. Peterson                    -                    -                  4,666/4,034                23,631/10,667
Linda J. Dunn                           -                    -                  1,333/4,917                6,895/18,340
------------------------------

(1) The value of "in-the-money" options represents the difference between the fair market value of the Common Stock of $14.00 per share, based on the closing price reported by the American Stock Exchange as of March 31, 2003, and the applicable exercise price per share of the options.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         Applicable law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Carver Federal offers loans to its directors, officers and employees, which loans are made in the ordinary course of business, and are not made with more favorable terms nor do they involve more than the normal risk of collectibility or present unfavorable features. Furthermore, loans above the greater of $25,000, or 5% of Carver Federal's capital and surplus (up to $500,000), to Carver Federal's directors and executive officers must be approved in advance by a disinterested majority of Carver Federal's Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Carver's directors and executive officers, and persons who own more than ten percent of a registered class of Carver's equity securities, to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Carver with copies of all Section 16(a) forms they file.

         Based solely on a review of copies of such reports of ownership furnished to Carver, or written representations that no forms were necessary, Carver believes that, during the last fiscal year, all filing requirements applicable to its directors, officers and greater than ten percent stockholders of the Company were complied with, except for the following: Mr. Holland - one late Form 5 reporting his holdings upon initially becoming a director in 2000; Mr. Hinds - one late Form 3 reporting his initial holdings upon becoming a director in 2000; Mr. Zelnick and Mr. Holland - two late Form 4s reporting their receipt of shares under the Compensation Plan for Non-Employee Directors; Mr. Terrell - one late Form 4 reporting his receipt of shares under the Compensation Plan for Non-Employee Directors; Ms. Papayiannis - an amended Form 3 reporting her initial indirect holdings upon becoming an officer in 2002; Mr. Maher - a late Form 3 reporting his initial holdings upon becoming an officer in 2003; Mr. Gray - one late Form 4 reporting the purchase of Common Stock; one late Form 4 by each of Messrs. Deaton, Gray and Woolcock and Ms. Dunn and Ms. Peterson, reporting their receipt of stock options under the Option Plan in June 2002; Ms. Wright - one late Form 4 reporting an award of restricted stock under the MRP and stock options under the Option Plan in June 2002 and one late Form 5 reporting an award of restricted stock in September 2001 and options granted under her employment agreements in 2000 and 2001.

                        =================================
                                  PROPOSAL TWO
                        =================================




                        =================================
                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS
                        =================================


         The Finance and Audit Committee of the Board of Directors of Carver has appointed the firm of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2004 and the Board of Directors has determined that it would be desirable to request that stockholders ratify such appointment. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

         The appointment of KPMG LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders opinions, which the Finance and Audit Committee will take into consideration in future deliberations. Stockholder approval is not required for the appointment of KPMG LLP since the Finance and Audit Committee of the Board of Directors has direct responsibility for selecting auditors.

AUDIT FEES

         The aggregate fees billed for professional services rendered for the audit of Carver's annual financial statements for fiscal 2003 and the reviews of the financial statements included in Carver's Forms 10-Q for fiscal 2003 were $250,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         During fiscal 2003, the Company did not incur fees for professional accounting services to design, implement or manage, hardware or software that collects or generates information significant to the Company's financial statements.

ALL OTHER FEES

         The aggregate fees billed for professional services rendered by KPMG LLP to Carver for non-audit related services were $183,500. Such services included assistance with the preparation of Federal, state and city tax returns, work regarding abandoned property for filings with the State of New York and consulting relating to the establishment of a real estate investment trust. The Finance and Audit Committee of Carver's Board of Directors preapproved the engagement of KPMG LLP to provide non-audit services and considered whether, and determined that, the provision of such other services by KPMG LLP is compatible with maintaining KPMG LLP's independence.

     ---------------------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     THE RATIFICATION OF THE APPOINTMENT OF
                  KPMG LLP AS INDEPENDENT AUDITORS FOR CARVER.

              PLEASE MARK YOUR VOTES ON THE ENCLOSED PROXY CARD AND
               RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE
                        OR VOTE BY INTERNET OR TELEPHONE.
     ---------------------------------------------------------------------




                        =================================
                                 PROPOSAL THREE
                        =================================




               =================================================
                            APPROVAL OF THE AMENDMENT
               TO THE CARVER BANCORP, INC. MANAGEMENT RECOGNITION
                                      PLAN
               =================================================


GENERAL

         Effective September 23, 2003, but subject to the approval of stockholders, the Board of Directors adopted an amendment to the MRP to increase the number of shares of Common Stock available for issuance under the MRP by 50,000. The amendment to the MRP is included at the end of this proxy statement as Appendix A and is incorporated herein by this reference.

WHY WE ARE ASKING FOR STOCKHOLDER APPROVAL

         The MRP aligns the interests of directors, officers and employees with the interests of stockholders by providing for the grant of restricted stock subject to a vesting requirement. The Compensation Committee considers the MRP an important part of Carver's compensation package. We are asking our stockholders to approve the amendment to the MRP so that we will be able to grant stock awards, subject to vesting requirements, to certain key officers, employees and directors of Carver. The MRP, which was previously approved by stockholders, initially authorized the issuance of up to 69,431 shares of Common Stock pursuant to the award of shares under the Plan. As of May 15, 2003, awards of 68,772 shares have been made, and of that amount, awards of 58,060 shares have been vested and distributed under the MRP. As of May 15, 2003, only 659 shares of Common Stock remained available for the issuance of future awards. To ensure that Carver may provide competitive compensation packages to its executives and directors and to attract and retain a highly qualified management team, we are asking you to approve an amendment to the MRP which authorizes the grant of awards of an additional 50,000 shares of Common Stock. Such additional shares may be authorized and unissued shares or shares previously issued that Carver has reacquired.

DESCRIPTION OF THE MANAGEMENT RECOGNITION PLAN

         The following is a summary of the terms of the MRP and is qualified in its entirety by reference to the complete text of the MRP, which is incorporated by reference to the Registration Statement No. 333-5559 on Carver's Form S-4, filed with the SEC on June 7, 1996.

         ADMINISTRATION. A committee of outside directors administers the MRP and has the power to interpret this plan. Its members are the members of the Compensation Committee of our Board of Directors who are "disinterested directors" under the federal securities laws. In general, disinterested directors are directors who (1) are not executive officers or employees of Carver or Carver Federal; and (2) do not receive compensation from Carver or Carver Federal Bank except for service as a director. The administrative committee has broad discretionary powers. HSBC Bank USA acts as trustee of the trust established under the MRP, which holds the assets of the MRP.

         ELIGIBILITY. The Compensation Committee selects, in its discretion, the individuals who receive awards of stock. Any employee of Carver, Carver Federal or any affiliate approved by the Board of Directors may be selected to receive awards of stock. The MRP as originally approved by stockholders provided for specified shares to be granted to certain persons who were employees and directors of Carver at that time. It is currently anticipated that up to 20 employees may be selected by the administrative committee as eligible to receive awards. Directors of Carver who become directors after the MRP was adopted receive an automatic grant of restricted stock for 1,000 shares of Common Stock upon first becoming elected to the Board. The Board of Directors determines the amounts to be contributed by Carver to the trust under the MRP. No employee may receive more than 25%, and no director may receive more than 5%, of the shares under the MRP.

         TERMS AND CONDITIONS OF AWARDS. Shares become vested over time if the employee, or director, remains employed by, or a director of, Carver after the grant of the award. The MRP originally provided for 20% of the shares subject to an award are earned and become vested and non-forfeitable by a payment after each full year of service following the award of shares. The MRP was amended in September 1997 to permit the Compensation Committee, in its discretion, to grant restricted stock awards with vesting schedules that differ from the MRP's standard five-year schedule.

         Shares subject to the award also become vested if the employee or director's service terminates because of death or disability, as defined in the MRP.

         Once shares subject to an award are vested, the shares are issued to the award holder, together with all cash and stock dividends attributable to those shares.

         MERGERS AND REORGANIZATIONS. The number of shares available under the MRP and the number of shares subject to outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization and to reflect any stock split, stock dividend or other event generally affecting the number of shares.

TERMINATION OR AMENDMENT OF THE MANAGEMENT RECOGNITION PLAN

         The Board of Directors of Carver may suspend or terminate the MRP. It may also amend the MRP at any time and in any respect, except that automatic grants to directors may not be amended more than once every six months and that no amendment may impair any rights with respect to an award granted to an employee or director.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is intended to be a general summary and is not a comprehensive description of the federal tax laws affecting Carver under the MRP as of the date of this proxy statement. In general, when an award vests, Carver may be allowed a federal income tax deduction for the same amount that the award holder includes in his or her ordinary income. The Internal Revenue Code places an annual limit of $1 million each on the tax deduction which we may claim in any fiscal year for the compensation of our Chief Executive Officer and for the compensation of our four next most highly compensated executive officers whose salary and bonus for the fiscal year in question equals or exceeds $100,000. The value of the vested stock under the MRP would count as compensation for this purpose.

         The following table indicates awards authorized in June 2003 by the Compensation Committee, which are subject to stockholder approval of the amendment to the MRP:

                NAME AND POSITION      DOLLAR VALUE         NUMBER OF UNITS

Deborah Wright                             $ 40,950                  2,500
Catherine Papayiannis                            -                      -

William Gray                                 23,751                  1,450
Margaret D. Peterson                          9,353                    571
Linda J. Dunn                                 9,926                    606
Executive Group                             111,990                  6,837
Non-Executive Director Group                     -                      -
Non-Executive Officer Employee Group        125,929                  7,688


     The dollar value in the table above is based on the fair market value of Common Stock of $16.38 per share, based on the closing price reported on AMEX on June 24, 3003. These shares would be vested in three equal annual installments after date of grant if the executive is employed on such date.




 -----------------------------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
     THE AMENDMENT OF THE CARVER BANCORP, INC. MANAGEMENT RECOGNITION PLAN.

              PLEASE MARK YOUR VOTES ON THE ENCLOSED PROXY CARD AND
               RETURN IT IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE
                        OR VOTE BY INTERNET OR TELEPHONE.
 -----------------------------------------------------------------------------




                 =============================================
                             ADDITIONAL INFORMATION
                 =============================================


         In accordance with SEC rules and Carver's Bylaws, any stockholder wishing to have a proposal considered for inclusion in Carver's proxy statement and form of proxy relating to the next annual meeting of stockholders must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Secretary of Carver either: (1) on or before April 14, 2004, if Carver's next annual meeting of stockholders is within 30 days of the anniversary date of the Annual Meeting; or (2) a reasonable time before Carver begins to print and mail its proxy materials, if the date of next year's annual meeting is changed by more than 30 days from the date of the previous year's meeting.

NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

         The Bylaws of Carver provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to Carver's Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary of Carver. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, 60 days in advance of such meeting, if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (2) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause, the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to be first given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Carver with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder's notice to the Secretary of Carver shall set forth such information as required by the Bylaws of Carver. Nothing in this paragraph shall be deemed to require Carver to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

OTHER MATTERS

         As of the date of this proxy statement, management does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters using their best judgment.




                 =============================================
                              FINANCIAL STATEMENTS
                 =============================================


         A copy of the Annual Report to Stockholders for the year ended March 31, 2003, containing financial statements as of March 31, 2003 and March 31, 2002 and for each of the years in the three-year period ended March 31, 2003 prepared in conformity with generally accepted accounting principles, accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP whose report thereon is included in the Annual Report to Stockholders for the year ended March 31, 2003.

         Carver has filed with the SEC an annual report on Form 10-K for fiscal 2003. Stockholders may obtain, free of charge, a copy of such annual report (excluding exhibits) by writing to William Gray, Senior Vice President and Chief Financial Officer, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 876-4747.

                            By Order of the Board of Directors,



                            /s/ Linda J. Dunn
                            ----------------------------------------------------
                            Linda J. Dunn
                            Senior Vice President, General Counsel and Secretary

New York, New York, August 12, 2003







        TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING,
             PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING
               PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR
                  USE INTERNET OR TELEPHONE VOTING AS DESCRIBED
                             IN THE PROXY STATEMENT.

                                                                  APPENDIX A

                                SECOND AMENDMENT
                                     TO THE
                CARVER BANCORP, INC. MANAGEMENT RECOGNITION PLAN


                  Pursuant to the powers reserved to the Board of Directors of Carver Bancorp, Inc. under Section 8.02 of the Carver Bancorp, Inc. Management Recognition Plan (the "Plan") the Plan is hereby amended as of September 23, 2003 as follows:

                  Subject to stockholder approval, Section 5.02 is deleted in its entirety and the following new Section 5.02 is substituted in its place:

                  "5.02 INVESTMENT OF TRUST ASSETS. The Trustee shall invest assets only in accordance with the Trust Agreement. The aggregate number of shares of Common Stock deliverable pursuant to Plan Share Awards shall not exceed 119,431 Shares. If any Plan Share Awards should be forfeited for any reason, the Plan Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Plan Share Awards under the Plan."

                  The Plan as previously adopted is hereby ratified and confirmed in all other respects.



                                       A-1